SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

DELPHI AUTOMOTIVE PLC

AND

DELPHI TECHNOLOGIES PLC

DATED AS OF NOVEMBER 15, 2017

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS	2

1.1 Definitions	2
1.2 Interpretation	14

ARTICLE II. SEPARATION	14

2.1 Transfers of Assets and Assumptions of Liabilities; Delphi Technologies Assets; Aptiv Assets	14
2.2 Nonassignable Contracts and Permits	19
2.3 Termination of Intercompany Agreements	19
2.4 Treatment of Shared Contracts and Shared Permits	20
2.5 Bank Accounts; Cash Balances; Misdirected Payments	21
2.6 Delphi Technologies Financing Arrangements; Cash Distribution	23
2.7 Misallocated Assets and Liabilities	23
2.8 Disclaimer of Representations and Warranties	24

ARTICLE III. COMPLETION OF THE DISTRIBUTION	25

3.1 Actions Prior to the Distribution	25
3.2 Effecting the Distribution	26
3.3 Conditions to the Distribution	27
3.4 Sole Discretion	28

ARTICLE IV. DISPUTE RESOLUTION	28

4.1 General Provisions	28
4.2 Negotiation by Senior Executives	29
4.3 Arbitration	30

ARTICLE V. MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE	31

5.1 Release of Claims Prior to Distribution	31
5.2 Indemnification by Aptiv	33
5.3 Indemnification by Delphi Technologies	34
5.4 Indemnification Obligations Net of Insurance Proceeds	35
5.5 Procedures for Indemnification of Third-Party Claims	36
5.6 Additional Matters	39
5.7 Survival of Indemnities	40
5.8 Right of Contribution	41
5.9 Covenant Not to Sue (Liabilities and Indemnity)	41
5.10 No Impact on Third Parties	42
5.11 No Cross-Claims or Third-Party Claims	42
5.12 Severability	42
5.13 Specified Ancillary Agreements	42

5.14 Exclusivity	42
5.15 Cooperation in Defense and Settlement	43
5.16 Insurance Matters	43
5.17 Guarantees, Letters of Credit and Other Obligations	45

ARTICLE VI. EXCHANGE OF INFORMATION; CONFIDENTIALITY	46

6.1 Agreement for Exchange of Information	46
6.2 Ownership of Information	46
6.3 Compensation for Providing Information	47
6.4 Record Retention	47
6.5 Limitations of Liability	48
6.6 Other Agreements Providing for Exchange of Information	48
6.7 Auditors and Audits	49
6.8 Privileged Matters	49
6.9 Confidentiality	52
6.10 Protective Arrangements	53

ARTICLE VII. FURTHER ASSURANCES AND ADDITIONAL COVENANTS	54

7.1 Further Assurances	54
7.2 Performance	54
7.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities	55
7.4 Mail Forwarding	56
7.5 Non-Disparagement	56
7.6 Non-Solicitation Covenant	56
7.7 Order of Precedence	56

ARTICLE VIII. INTELLECTUAL PROPERTY MATTERS	56

8.1 License to Delphi Technologies	56
8.2 License to Aptiv	58
8.3 Aptiv-Formative Trademarks	60

ARTICLE IX. TERMINATION	61
9.1 Termination	61
9.2 Effect of Termination	61

ARTICLE X. MISCELLANEOUS	61

10.1 Counterparts; Entire Agreement; Corporate Power	61
10.2 Governing Law	62
10.3 Assignability	62
10.4 Third-Party Beneficiaries	62
10.5 Notices	63

ii

10.6 Severability	64
10.7 Force Majeure	64
10.8 Press Release	64
10.9 Expenses	64
10.10 Late Payments	65
10.11 Headings	65
10.12 Survival of Covenants	65
10.13 Waivers of Default	65
10.14 Specific Performance	65
10.15 Amendments	65
10.16 Construction	66
10.17 Performance	66
10.18 Limited Liability	66
10.19 Exclusivity of Tax Matters	66
10.20 Limitations of Liability	66

Schedules
Schedule 1.1A	Ancillary Agreements
Schedule 1.1B	Delphi Technologies Permits
Schedule 1.1C	Delphi Technologies Properties
Schedule 1.1D	Excluded Intellectual Property
Schedule 1.1E	Specified Ancillary Agreements
Schedule 1.1F	Trade Intercompany Accounts
Schedule 2.1(b)(iii)	Delphi Technologies Equity Interests
Schedule 2.1(c)(ix)	Other Aptiv Assets
Schedule 2.1(d)(xiv)	Other Delphi Technologies Liabilities
Schedule 2.3(b)(iv)	Intercompany Agreements
Schedule 2.4(b)	Shared Permits

The registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

Exhibits
Exhibit A	Amended and Restated Articles of Association

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is entered into effective as of November 15, 2017 (this “Agreement”), by and between Delphi Automotive PLC, a public limited company formed under the laws of Jersey (“Aptiv”) and Delphi Technologies PLC, a public limited company formed under the laws of Jersey and wholly owned subsidiary of Aptiv (“Delphi Technologies”). Aptiv and Delphi Technologies are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, Aptiv owns 100% of the ordinary shares, par value $0.01 per share, of Delphi Technologies (the “Delphi Technologies Stock”);

WHEREAS, the Board of Directors of Aptiv (the “Aptiv Board”) determined on careful review and consideration that the separation of Delphi Technologies from the rest of Aptiv and the establishment of Delphi Technologies as a separate, publicly traded company to operate the Delphi Technologies Business is in the best interests of Aptiv;

WHEREAS, the Board of Directors of Delphi Technologies (the “Delphi Technologies Board”) determined on careful review and consideration that the separation of Delphi Technologies from the rest of Aptiv and the establishment of Delphi Technologies as a separate, publicly traded company to operate the Delphi Technologies Business is in the best interests of Delphi Technologies;

WHEREAS, in furtherance of the foregoing, the Aptiv Board has determined that it is appropriate and desirable to separate the Delphi Technologies Business from the Aptiv Business (the “Separation”) and, following the Separation, to make a distribution of the Delphi Technologies Business to the holders of ordinary shares, par value $0.01 per share, of Aptiv (the “Aptiv Stock”) on the Record Date through the distribution of ordinary shares of Delphi Technologies to holders of Aptiv on the Record Date on a pro rata basis (the “Distribution”), in each case, on the terms and conditions set forth in this Agreement;

WHEREAS, Aptiv and Delphi Technologies have prepared, and Delphi Technologies has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth certain disclosure concerning Delphi Technologies, the Separation and the Distribution;

WHEREAS, each of Aptiv and Delphi Technologies has determined that it is appropriate and desirable to set forth in this Agreement certain agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Aptiv, Delphi Technologies and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties intend that the Distribution will qualify as a distribution under Section 355(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or in any arbitration or mediation.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement and the Ancillary Agreements, from and after the Effective Time, (i) no member of the Delphi Technologies Group shall be deemed to be an Affiliate of any member of the Aptiv Group, (ii) no member of the Aptiv Group shall be deemed to be an Affiliate of any member of the Delphi Technologies Group and (iii) no joint venture formed after the Effective Time solely between one or more members of the Delphi Technologies Group, on the one hand, and one or more members of the Aptiv Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the Delphi Technologies Group or the Aptiv Group for the purposes of this Agreement.

“Agent” means Computershare Trust Company, N.A., as the distribution agent appointed by Aptiv to distribute to the shareholders of Aptiv all of the outstanding shares of Delphi Technologies Stock pursuant to the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended Financial Report” shall have the meaning set forth in Section 6.7(b).

“Ancillary Agreements” means all Contracts entered into by the Parties or the members of their respective Groups (but to which no Third Party is a party) in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, including, the Employee Matters Agreement, the Contract Manufacturing Services Agreements, the Tax Matters Agreement, the Transition Services Agreement, the Transfer Documents and the agreements set forth on Schedule 1.1A.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Aptiv-Formative Marks” means all Trademarks and domain names owned by Aptiv or any of its Subsidiaries that contain the “Delphi” name, either alone or in combination with other words or elements.

“Aptiv” shall have the meaning set forth in the Preamble.

“Aptiv Accounts” shall have the meaning set forth in Section 2.5(a).

“Aptiv Assets” shall have the meaning set forth in Section 2.1(c).

“Aptiv Board” shall have the meaning set forth in the Recitals.

“Aptiv Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted by Aptiv and its Subsidiaries prior to the Effective Time that are not included in the Delphi Technologies Business.

“Aptiv Group” means, immediately after the Effective Time, (a) Aptiv and (b) each Subsidiary of Aptiv.

“Aptiv Indemnitees” shall have the meaning set forth in Section 5.3.

“Aptiv Liabilities” shall have the meaning set forth in Section 2.1(e).

“Aptiv Specified Marks” means (a) all Aptiv-Formative Marks, (b) any other Trademarks and domain names of Aptiv or any of its Subsidiaries (other than the Delphi Technologies Group) that are not used or held for use primarily in the Delphi Technologies Business, and (c) all Trademarks and domain names confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing; in each case, excluding the Delphi Technologies Specified Marks.

“Aptiv Stock” shall have the meaning set forth in the Recitals.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banking institutions located in New York, New York are required or authorized by Law to be closed.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Contract Manufacturing Services Agreements” means those certain Contract Manufacturing Services Agreements to be entered into between Aptiv and Delphi Technologies or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreements may be modified or amended from time to time in accordance with their respective terms.

“Covered Matter” shall have the meaning set forth in Section 5.16(i).

“Delphi Technologies” shall have the meaning set forth in the Preamble.

“Delphi Technologies Accounts” shall have the meaning set forth in Section 2.5(a).

“Delphi Technologies Articles of Association” shall have the meaning set forth in Section 3.1(f).

“Delphi Technologies Assets” shall have the meaning set forth in Section 2.1(b).

“Delphi Technologies Balance Sheet” means the unaudited pro forma condensed combined balance sheet of the Delphi Technologies Group as of September 30, 2017, including the notes thereto, included in the Information Statement.

“Delphi Technologies Borrowing” shall have the meaning set forth in Section 2.6(a).

“Delphi Technologies Business” means (a) Aptiv’s global “Powertrain Systems” business segment, consisting of (i) the design, manufacture, sale and distribution of fuel injection systems, including injectors, rails, pumps and electronic engine control modules, powertrain products, including variable valve timing, variable valve actuation, smart remote actuators, powertrain sensors, ignition products, canisters, and fuel handling products and power electronics products, including supervisory controllers and software, and DC/DC converters and inverters, and (ii) the sale of aftermarket products, including engine control modules, pumps, injectors, fuel modules, ignition coils, smart remote actuators, exhaust gas recirculation valves, brakes, steering, suspension, and other products, and (b) without limiting the foregoing clause (a) any terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would have been part of the Delphi Technologies Business (as described in the foregoing clause (a)) had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “Delphi Technologies” name); provided, however, that the Delphi Technologies Business shall exclude the original equipment service business conducted by Aptiv’s “Powertrain Systems” segment prior to the Effective Time to the extent related to the sale of products of other Aptiv segments to vehicle original equipment manufacturers or their Affiliates.

“Delphi Technologies Business Records” shall have the meaning set forth in Section 2.1(b)(x).

“Delphi Technologies Cash Distribution” means $1,148,000,000.

“Delphi Technologies Contracts” shall mean any Contract to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, used or held for use exclusively in the conduct of the Delphi Technologies Business; provided that Delphi Technologies Contracts shall not include (a) any Contract that is contemplated to be retained by Delphi or any member of the Delphi Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (b) any Contract referenced in Section 2.3(b).

“Delphi Technologies DEG Business” means the Delphi Electronics Group business that manufactures electronic components at facilities in Suzhou, China, Szombathely, Hungary, Reynosa, Mexico, Singapore and Kokomo, Indiana, U.S. that are sold by the Delphi Technologies Business.

“Delphi Technologies Financing Arrangements” means (a) that certain Credit Agreement, dated as of September 7, 2017, among Delphi Technologies and Delphi Powertrain Corporation, a U.S. corporation, as borrowers, J.P. Morgan Chase Bank, N.A., as administrative agent, and the other parties thereto, pursuant to which Delphi Technologies shall borrow $750,000,000 of term loans and enter into a $500,000,000 revolving credit facility and (b) the issuance by Delphi Technologies of $800,000,000 aggregate principal amount of 5% notes due 2025 pursuant to that certain Indenture, dated as of September 28, 2017, among Delphi Technologies, as issuer, U.S. Bank National Association, as trustee, and U.S. Bank National Association, as registered agent, paying agent and authenticating agent.

“Delphi Technologies Group” means, immediately after the Effective Time, (a) Delphi Technologies and (b) each Subsidiary of Delphi Technologies.

“Delphi Technologies Indemnitees” shall have the meaning set forth in Section 5.2.

“Delphi Technologies Intellectual Property” means (a) the Intellectual Property (other than any Aptiv-Formative Marks) registered with any Governmental Authority owned by Aptiv or any of its Affiliates that is primarily used or primarily held for use in connection with the Delphi Technologies Business as of the Effective Time as documented by the books and records of Aptiv, (b) the Delphi Technologies Specified Marks, (c) all rights in any unregistered Intellectual Property, including Trademarks, that is related to the registered Intellectual Property described in (a), and (d) all other Intellectual Property owned or licensed by Aptiv or any of its

Affiliates and exclusively used or exclusively held for use in connection with the Delphi Technologies Business as of the Effective Time, in each case together with all rights, priorities and privileges accruing thereunder or pertaining thereto throughout the world (including all rights to sue or otherwise recover for past, present and future infringement thereof), but excluding the Excluded Intellectual Property.

“Delphi Technologies Leases” means the leases covering the Leased Real Property.

“Delphi Technologies Liabilities” shall have the meaning set forth in Section 2.1(d).

“Delphi Technologies Permits” means all Permits owned or licensed by either Party or member of its respective Group (a) exclusively used in the operation of the Delphi Technologies Business as of the Effective Time or (b) set forth on Schedule 1.1B.

“Delphi Technologies Properties” means the real property set forth on Schedule 1.1C under the heading “Delphi Technologies Properties”.

“Delphi Technologies Specified Marks” means the Aptiv-Formative Marks that are owned and used (or the subject of an intent-to-use application) by Aptiv or any of its Subsidiaries immediately prior to the Separation, but only to the extent such Trademarks are used (or the subject of an intent-to-use application) in connection with the goods and services included in the Delphi Technologies Business.

“Delphi Technologies Stock” shall have the meaning set forth in the Recitals.

“Director” shall mean, with respect to any member of the Delphi Technologies Group or the Aptiv Group, a member of the board of directors or managers, as applicable, of such entity.

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the Delphi Technologies Group or primarily relates to the transactions contemplated hereby, including the Separation, the Distribution, the Delphi Technologies Financing Arrangements or the Delphi Technologies Cash Distribution.

“Dispute” shall have the meaning set forth in Section 4.1(a).

“Dispute Committee” shall have the meaning set forth in Section 4.2.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” means the date on which Aptiv, through the Agent, distributes all of the issued and outstanding shares of Delphi Technologies Stock to holders of Aptiv Stock in the Distribution.

“Effective Time” means 11:59 p.m. New York time, or such other time as Aptiv may determine, on the Distribution Date.

“Employee Matters Agreement” means that certain Employee Matters Agreement to be entered into between Aptiv and Delphi Technologies or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“Excluded Intellectual Property” means the Intellectual Property licensed pursuant to Shared Contracts, the Aptiv Specified Marks and any Intellectual Property listed on Schedule 1.1D.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10-12B (File No. 001-38110) filed by Delphi Technologies with the SEC to effect the registration of the Delphi Technologies Stock pursuant to Section 12(b) of the Exchange Act in connection with the Distribution, including any amendments or supplements thereto.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, regional, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any official thereof.

“Group” means either the Delphi Technologies Group or the Aptiv Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“ICC Rules” shall have the meaning set forth in Section 4.3(a).

“Indebtedness” means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, and (i) any liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a guaranty, excluding any obligations related to Taxes.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium and regardless of location, including (a) Technology and (b) to the extent not described by clause (a), technical, financial, employee or business information or data, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other financial employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records.

“Information Statement” means the Information Statement attached as an exhibit to the Form 10 and any related documents to be provided to the holders of Aptiv Stock in connection with the Distribution, including any amendment or supplement thereto.

“Initial Notice” shall have the meaning set forth in Section 4.2.

“Insurance Proceeds” means those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Intellectual Property” means all intellectual property and industrial property in any and all jurisdictions throughout the world, including all: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) Trademarks, (c) Internet domain names, (d) copyrights, mask works, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) any intellectual property rights in unpatented technology, and inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, drawings, specifications, designs, plans, proposals and technical data, trade secrets, confidential information, data, know-how, product designs and development, methods and processes, testing tools and materials, customer information, marketing materials and market surveys and (f) intellectual property rights arising from or in respect of any Software or technology.

“Intended Transferee” shall have the meaning set forth in Section 2.2.

“Intended Transferor” shall have the meaning set forth in Section 2.2.

“Intercompany” means, with respect to any Contract, balance, arrangement or other legal or financial relationship, established at or prior to the Effective Time, that such Contract, balance, arrangement or other legal or financial relationship is (a) between or among one or more members of the Delphi Technologies Group and one or more members of the Aptiv Group, as applicable, or (b) between or among the Delphi Technologies Business and the Aptiv Business, even if within the same legal entity (in which case the applicable Contract, balance, arrangement or other legal or financial relationship shall be deemed to be binding as if it was between separate legal entities).

“Joint Claims” means any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the Aptiv Group and one or more members of the Delphi Technologies Group.

“Law” means any national, supranational, federal, state, provincial, regional, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other legally enforceable requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leased Real Property” means (a) the real property leased by Aptiv or any other member of the Aptiv Group and used exclusively in the Delphi Technologies Business and (b) the real property leased by any member of the Delphi Technologies Group, in each case as tenant.

“Liabilities” means any and all Indebtedness, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, payments, fines, penalties, claims, settlements, judgments, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, reflected on a balance sheet or otherwise, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case, including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case (a) including any fines, damages or equitable relief that is imposed in connection therewith and (b) other than Taxes.

“Licensed Intellectual Property” means Intellectual Property (other than Trademarks) owned by the Aptiv Group and used or held for use as of the Effective Time in connection with the Delphi Technologies Business, but excluding, for the avoidance of doubt, any Delphi Technologies Intellectual Property.

“Losses” means any and all damages, losses (including diminution in value), deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement rights hereunder), whether or not involving a Third-Party Claim, other than Taxes.

“Misdirected Payment” shall have the meaning set forth in Section 2.5(g).

“NYSE” means the New York Stock Exchange, Inc.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Permit” means all permits, licenses, franchises, authorizations, concessions, certificates, consents, exemptions, approvals, variances, registrations, or similar authorizations from any Governmental Authority.

“Person” means any individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Record Date” means 5:00 p.m. New York time on the date to be determined by the Aptiv Board as the record date for determining shareholders of Aptiv entitled to receive shares of Delphi Technologies Stock in the Distribution.

“Record Holders” means the holders of record of Aptiv Stock as of the Record Date.

“Records Facility” shall have the meaning set forth in Section 6.4(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.4.

“Shared Permit” shall have the meaning set forth in Section 2.4.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Ancillary Agreements” means the agreements set forth on Schedule 1.1E.

“Specified Party” shall have the meaning set forth in Section 2.5(g).

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by the party other than the party that owns such Tangible Information.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns or controls, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests of such Person or (iii) the capital or profit interests, in the case of a partnership of such Person, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such Person.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into between Aptiv and Delphi Technologies in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, all customized applications, completely developed applications and modifications to commercial applications, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, in each case, other than Software.

“Third Party” shall have the meaning set forth in Section 5.5(a).

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Trade Intercompany Accounts” means any Intercompany accounts with respect to (a) payables or receivables for goods with respect to the Trade Intercompany Arrangements, (b) the Delphi Electronics Group business or (c) any payables or receivables for (i) aftermarket or original equipment service sales or (ii) services except as set forth on Schedule 1.1F.

“Trade Intercompany Arrangements” means Intercompany transactions for the purchase or sale of products by or to the Delphi Technologies Business entered into in the ordinary course of business consistent with past practice and on arms’ length terms, excluding Intercompany transactions related to aftermarket or original equipment service sales.

“Trademarks” means all trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transfer Documents” means transfer, contribution, distribution or other similar agreements, bills of sale, special warranty deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment entered into, as of or prior to the Effective Time, between one or more members of the Aptiv Group, on the one hand, and one or more members of the Delphi Technologies Group, on the other hand, as and to the extent necessary to evidence: (a) the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to the Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a); and (b) the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.1(a).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between Delphi Technologies and Aptiv or any members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

1.2 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

ARTICLE II.

SEPARATION

2.1 Transfers of Assets and Assumptions of Liabilities; Delphi Technologies Assets; Aptiv Assets.

(a) In order to effect the Separation, the Parties shall cause, and shall cause the members of their respective Groups to cause, (i) the Delphi Technologies Group to own, to the extent it does not already own, all of the Delphi Technologies Assets and none of the Aptiv Assets, and (ii) the Delphi Technologies Group to be liable for, to the extent it is not already liable for all of the Delphi Technologies Liabilities.

(b) For purposes of this Agreement, “Delphi Technologies Assets” shall mean:

(i) all Assets of either Party or any member of its Group included or reflected as Assets of the Delphi Technologies Group on the Delphi Technologies Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Delphi Technologies Balance Sheet; provided, that the amounts set forth on the Delphi Technologies Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Delphi Technologies Assets pursuant to this clause (i);

(ii) all Assets of either Party or any member of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Delphi Technologies or members of the Delphi Technologies Group as of the Effective Time if a balance sheet, notes and subledgers were to be prepared on a basis consistent with the determination of the Assets included on the Delphi Technologies Balance Sheet, it being understood that (x) the Delphi Technologies Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Delphi Technologies Assets pursuant to this clause (ii) and (y) the amounts set forth on the Delphi Technologies Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Delphi Technologies Assets pursuant to this clause (ii);

(iii) all issued and outstanding capital stock or other equity securities of the Persons set forth on Schedule 2.1(b)(iii) owned by either Party or a member of its respective Group as of the Effective Time;

(iv) all Delphi Technologies Contracts and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(v) all Delphi Technologies Intellectual Property and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(vi) all Delphi Technologies Leases and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(vii) all Delphi Technologies Permits and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(viii) without limiting the generality of clauses (i) and (ii), all Delphi Technologies Properties, together with all buildings, fixtures and improvements erected thereon;

(ix) all rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of Aptiv or any of its Subsidiaries exclusively related to the Delphi Technologies Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of Delphi Technologies and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom;

(x) all Business Records exclusively related to the Delphi Technologies Business (the “Delphi Technologies Business Records”);

(xi) all of the Delphi Technologies Business’s interest in the Trade Intercompany Arrangements and the Trade Intercompany Accounts; and

(xii) all Assets of either Party or any member of its respective Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to any member of the Delphi Technologies Group.

Notwithstanding the foregoing, the Delphi Technologies Assets shall not in any event include any Asset referred to in Section 2.1(c).

(c) For purposes of this Agreement, “Aptiv Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the Delphi Technologies Assets, including:

(i) all Assets of either Party or any member of its respective Group as of the Effective Time that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by any member of the Aptiv Group;

(ii) all Contracts of either Party or any member of its respective Group and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the Delphi Technologies Contracts;

(iii) all Intellectual Property of either Party or any member of its respective Group and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time, including the Excluded Intellectual Property other than the Delphi Technologies Intellectual Property;

(iv) all Permits of either Party or any member of its Group and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the Delphi Technologies Permits;

(v) any Contract related to the leasing or subleasing of real property and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the Delphi Technologies Leases;

(vi) all of the Aptiv Business’s interest in the Trade Intercompany Arrangements and the Trade Intercompany Accounts;

(vii) all cash, cash equivalents and marketable securities on hand or in banks;

(viii) all Business Records other than the Delphi Technologies Business Records; and

(ix) all assets set forth on Schedule 2.1(c)(ix).

(d) For the purposes of this Agreement, “Delphi Technologies Liabilities” shall mean all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Delphi Technologies Business or a Delphi Technologies Asset, including:

(i) all Liabilities included or reflected as liabilities or obligations of Delphi Technologies or the members of the Delphi Technologies Group on the Delphi Technologies Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Delphi Technologies Balance Sheet; provided, that the amounts set forth on the Delphi Technologies Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Delphi Technologies Liabilities pursuant to this clause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Delphi Technologies or the members of the Delphi Technologies Group as of the Effective Time if a balance sheet, notes and subledgers were to be prepared on a basis consistent with the determination of the Liabilities included on the Delphi Technologies Balance Sheet, it being understood that (x) the Delphi Technologies Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Delphi Technologies Liabilities pursuant to this clause (ii) and (y) the amounts set forth on the Delphi Technologies Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Delphi Technologies Liabilities pursuant to this clause (ii);

(iii) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Delphi Technologies or any other member of the Delphi Technologies Group, and all agreements, obligations and Liabilities of any member of the Delphi Technologies Group under this Agreement or any of the Ancillary Agreements;

(iv) all Liabilities based upon, relating to or arising from the Delphi Technologies Contracts;

(v) all Liabilities based upon, relating to or arising from Intellectual Property to the extent used or held for use in the Delphi Technologies Business;

(vi) all Liabilities based upon, relating to or arising from the Delphi Technologies Permits;

(vii) all Liabilities with respect to terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be or would have been part of the Delphi Technologies Business had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “Delphi Technologies” name), and all Liabilities of Aptiv related thereto unless such Liabilities are expressly retained by Aptiv pursuant to the terms of this Agreement or the Ancillary Agreements;

(viii) all Liabilities based upon, relating to or arising from all Delphi Technologies Leases;

(ix) all Environmental Liabilities arising at, prior to or after the Effective Time to the extent based upon, relating to or arising from the conduct of the Delphi Technologies Business as currently or formerly conducted (including at any properties that were previously owned or operated in connection with the Delphi Technologies Business) or the Delphi Technologies Assets or the Delphi Technologies Properties;

(x) all Liabilities based upon, relating to or arising from the Delphi Technologies DEG Business;

(xi) all Liabilities arising out of claims made by any Third Party (including Aptiv’s or Delphi Technologies’s respective directors, officers, shareholders, employees and agents) against any member of the Aptiv Group or the Delphi Technologies Group to the extent relating to, arising out of or resulting from the Delphi Technologies Business or the Delphi Technologies Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (x) above;

(xii) all Liability based upon, relating to or arising from the Delphi Technologies Business’s interest in the Trade Intercompany Arrangements and the Trade Intercompany Accounts; and

(xiii) all Liabilities based upon, relating to or arising from the original equipment service business as conducted by the Aptiv Group’s “Powertrain Systems” segment prior to the Effective Time, including to the extent related to the sale of products of other Aptiv segments to vehicle original equipment manufacturers or their Affiliates;

(xiv) all Liabilities set forth on Schedule 2.1(d)(xiv).

(e) For the purposes of this Agreement, “Aptiv Liabilities” means the following Liabilities of either Party or the members of its respective Group:

(i) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by Aptiv or any other member of the Aptiv Group, and all agreements, obligations and Liabilities of any member of the Aptiv Group under this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities to the extent (and only to the extent) based upon, relating to or arising from the operation or conduct of the Aptiv Business, but excluding in all circumstances the Delphi Technologies Liabilities; and

(iii) all Liabilities arising out of claims made by any Third Party (including Aptiv’s or Delphi Technologies’s respective directors, officers, shareholders, current and former employees and agents) against any member of the Aptiv Group or the Delphi Technologies Group to the extent relating to, arising out of or resulting from the Aptiv Business or the Aptiv Assets or the Liabilities referred to in clauses (i) and (ii) above (whether such claims arise, in each case before, at or after the Effective Time).

(f) Aptiv and its Subsidiaries hereby waive compliance by each and every member of the Aptiv Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Delphi Technologies Assets to any member of the Delphi Technologies Group.

2.2 Nonassignable Contracts and Permits. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Asset or Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a Party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party’s rights under any such Asset or Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the “Intended Transferee”) would not receive all such rights and responsibilities, then (a) the party purporting to make such transfer (the “Intended Transferor”) shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by Law, the benefits of any such Asset or Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Asset and (b) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach and, at the Intended Transferor’s request, the Intended Transferee shall promptly reimburse or prepay (at the Intended Transferor’s election) the Intended Transferor for all amounts paid or due by the Intended Transferor on behalf of the Intended Transferee with respect to such non-assignable Asset or Liability. In addition, the Intended Transferor and the Intended Transferee shall each take such other actions as may be reasonably requested by the other Party in order to place the other Party, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, Liability, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

2.3 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.3(b), in furtherance of the releases and other provisions set forth in Article III, Aptiv and each member of the Aptiv Group, on the one hand, and Delphi Technologies and each member of the Delphi Technologies Group, on the other hand, hereby terminate any and all (i) Intercompany balances and accounts arising out of Intercompany Indebtedness, whether or not in writing, between or among Aptiv or any member of the Aptiv Group or any entity that shall be a member of the Aptiv Group as of the Effective Time, on the one hand, and Delphi Technologies or any other member of the Delphi Technologies Group, on the other hand, effective as of the Effective Time, such that no Party or any member of its Group shall have any continuing obligation with respect thereto and otherwise in such a manner as Aptiv shall determine in good faith (including by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise), and (ii) all Intercompany agreements, arrangements, commitments or understandings, including all obligations to provide goods, services or other benefits, whether or not in writing, between or among Aptiv or any member of the Aptiv Group, on the one hand, and Delphi Technologies or any member of the Delphi Technologies Group, on the other hand (other than as set forth in Section 2.3(b)), without further payment or performance such that no party thereto shall have any further obligations therefor or thereunder. No such terminated balance, account, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups, including, for the avoidance of doubt, those agreements and instruments entered into in connection with the Delphi Technologies Financing Arrangements); (ii) any Trade Intercompany Arrangements or Trade Intercompany Accounts; (iii) any Intercompany balances and accounts arising other than out of Intercompany Indebtedness; (iv) any agreements, arrangements, commitments or understandings filed as an exhibit, whether in preliminary or final form, to the Form 10 or otherwise listed or described on Schedule 2.3(b)(iv); (v) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and the members of their respective Groups is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Delphi Technologies Assets, Aptiv Assets, Delphi Technologies Liabilities or Aptiv Liabilities, they shall be assigned pursuant to Section 2.1(a) to the extent they are not already held by a member of the applicable Group); (vi) any Shared Contracts; and (vii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates shall survive the Effective Time.

(c) Each Intercompany balance and account (other than such balances and accounts arising out of Intercompany Indebtedness, which are cancelled pursuant to Section 2.3(a)) outstanding immediately prior to the Effective Time shall be net settled and paid as of the Effective Time within ninety (90) days of the Effective Time by the Party (or the member of its Group) owing such net amount; provided, however, that any receivable or payable arising pursuant to an agreement, arrangement or understanding described in clauses (i), (ii) or (iv) of Section 2.3(b) shall not be included in such net settlement and shall instead be settled in accordance with the terms of such agreement, arrangement or understanding (but in no event later than ninety (90) days after the Effective Time) by the Party (or the member of its Group) owing such net amount.

2.4 Treatment of Shared Contracts and Shared Permits. Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract or Permit described in this Section 2.4 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, (a) any Contract entered into by a member of the Aptiv Group or the Delphi Technologies Group with a third party that is not a Delphi Technologies Asset, but pursuant to which a member of the Delphi Technologies Group, as of the Effective Time, has been provided certain revenues or other benefits or incurred any Liability (any such Contract, a “Shared Contract”) and (b) any Permit set forth on Schedule 2.4(b) (any such permit, a “Shared Permit”), in each case, shall not be assigned in relevant part to the applicable members of the Delphi Technologies Group or amended to give the relevant members of the Delphi Technologies Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the Delphi Technologies Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Contract or Shared Permit; and (ii) the relevant member of the Delphi Technologies Group to bear the burden of the applicable Liabilities under such Shared Contract or Shared Permit. Notwithstanding the foregoing, no member of the Aptiv Group shall be required by this Section 2.4 to maintain in effect any Shared Contract or Shared Permit, and no member of the Delphi Technologies Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract or Shared Permit.

2.5 Bank Accounts; Cash Balances; Misdirected Payments.

(a) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account, including lockbox accounts, owned by Aptiv or any other member of the Aptiv Group (collectively, the “Aptiv Accounts”) so that such Aptiv Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account, including lockbox accounts, owned by any member of the Delphi Technologies Group (collectively, the “Delphi Technologies Accounts”) are de-linked from the Delphi Technologies Accounts.

(b) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the Delphi Technologies Accounts so that such Delphi Technologies Accounts, if currently linked to an Aptiv Account, are de-linked from the Aptiv Accounts.

(c) It is intended that, following consummation of the actions contemplated by Sections 2.5(a) and 2.5(b), there shall be in place a centralized cash management process pursuant to which (i) the Aptiv Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by Aptiv and (ii) the Delphi Technologies Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by Delphi Technologies. Notwithstanding Section 2.1, all cash on hand at any member of the Aptiv Group or the Delphi Technologies Group as of the Effective Time shall be assigned, transferred or paid over to or retained by Aptiv. Any cash in the Delphi Technologies Accounts after the Effective Time that belongs to any member of the Aptiv Group shall be transferred by the applicable member of the Delphi Technologies Group to any member of the Aptiv Group designated by Aptiv.

(d) With respect to any outstanding checks issued or payments initiated by Aptiv, Delphi Technologies or any of their respective Group members prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated. In addition, any outstanding checks or payments issued by a third party for the benefit of Aptiv, Delphi Technologies or any of their respective Group members prior to the Effective Time shall be honored following the Effective Time and payment shall be made to the party to whom the check or payment was issued.

(e) With respect to the payments described in Section 2.5(d), in the event that:

(i) Delphi Technologies or one of its Group members initiates a payment prior to the Effective Time that is honored following the Effective Time, and to the extent such payment relates to the Aptiv Business, then Aptiv shall reimburse Delphi Technologies for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored; or

(ii) Aptiv or one of its Group members initiates a payment prior to the Effective Time that is honored following the Effective Time, and to the extent such payment relates to the Delphi Technologies Business, then Delphi Technologies shall reimburse Aptiv for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored.

(f) Prior to or concurrently with the Effective Time, (i) Aptiv shall cause all Aptiv employees to be removed as authorized signatories on all bank accounts maintained by the Delphi Technologies Group and (ii) Delphi Technologies shall cause all Delphi Technologies employees to be removed as authorized signatories on all bank accounts maintained by the Aptiv Group.

(g) As between Delphi Technologies and Aptiv (for purposes of this Section 2.5(g), each a “Specified Party”) (and the members of their respective Groups), all payments made to and reimbursements received by either Specified Party (or any member of its Group), in each case after the Effective Time, that relate to a business, Asset or Liability of the other Specified Party (or any member of such other Specified Party’s Group) (each, a “Misdirected Payment”), shall be held in trust by the recipient Specified Party for the use and benefit of the other Specified Party (or member of such other Specified Party’s Group entitled thereto) (at the expense of the party entitled thereto). Each Specified Party shall maintain an accounting of any such Misdirected Payments received by such Specified Party or any member of its Group, and the Specified Parties shall have a weekly reconciliation, whereby all such Misdirected Payments received by each Specified Party are calculated and the net amount owed to the other Specified Party (or members of the other Specified Party’s Group) shall be paid over to the other Specified Party (for further distribution to the applicable members of such other Specified Party’s Group). If at any time the net amount in respect of Misdirected Payments owed to either Specified Party exceeds $10,000,000, an interim payment of such net amount owed shall be made to the Specified Party entitled thereto within three (3) Business Days of such amount exceeding $10,000,000. Notwithstanding the foregoing, neither Specified Party (nor any of the members of its Group) shall act as collection agent for the other Specified Party (or any of the members of its Group), nor shall either Specified Party (or any members of its Group) act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

2.6 Delphi Technologies Financing Arrangements; Cash Distribution.

(a) Prior to the Effective Time, Delphi Technologies entered into the Delphi Technologies Financing Arrangements (the “Delphi Technologies Borrowing”). Delphi Technologies shall cause all conditions to the availability of the funding and release of funds from escrow under the Delphi Technologies Financing Agreements to be satisfied concurrently with the Effective Time. Aptiv and Delphi Technologies agree to take all necessary actions to assure the full release and discharge of Aptiv and the other members of the Aptiv Group from all obligations pursuant to the Delphi Technologies Financing Arrangements as of no later than the Effective Time.

(b) Prior to the Effective Time, Delphi Technologies shall distribute the Delphi Technologies Cash Distribution to Aptiv in consideration of the transfer of the Delphi Technologies Assets to Delphi Technologies pursuant to the Separation. In order to effectuate the Delphi Technologies Cash Distribution, Delphi Technologies shall, sufficiently prior to the Effective Time, (i) issue irrevocable instructions to each Person necessary to cause the lenders to the Delphi Technologies Borrowing to fund, on behalf of Delphi Technologies, the amount of the Delphi Technologies Cash Distribution from the proceeds of the Delphi Technologies Borrowing directly to an account of Aptiv designated by Aptiv and (ii) cause its board of directors (subject to the board of directors being able to give the solvency statement as required by Jersey Law) to take all corporate and other action, and issue irrevocable instructions to any Person, as may be necessary to declare and pay the Delphi Technologies Cash Distribution to Aptiv. From and after the Effective Time, Delphi Technologies shall, to the fullest extent not prohibited by Law, be precluded from asserting in any judicial proceeding, arbitration or otherwise that the foregoing actions and procedures regarding the Delphi Technologies Cash Distribution are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator or otherwise that Delphi Technologies is bound to have made the Delphi Technologies Cash Distribution and use best efforts to pay the Delphi Technologies Cash Distribution amount to Aptiv if such amount is not received by Aptiv prior to or at the Effective Time.

2.7 Misallocated Assets and Liabilities.

(a) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.2.

(b) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.2.

2.8 Disclaimer of Representations and Warranties. EACH OF APTIV (ON BEHALF OF ITSELF AND EACH MEMBER OF THE APTIV GROUP) AND DELPHI TECHNOLOGIES (ON BEHALF OF ITSELF AND EACH MEMBER OF THE DELPHI TECHNOLOGIES GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES

TRANSFERRED, ASSUMED OR LICENSED AS CONTEMPLATED HEREBY OR THEREBY (INCLUDING, WITHOUT LIMITATION, ANY ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED UNDER THIS ARTICLE II AND ARTICLE VIII), AS TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED, AS APPLICABLE, ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED, BY MEANS OF A QUITCLAIM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III.

COMPLETION OF THE DISTRIBUTION

3.1 Actions Prior to the Distribution. Following the Separation and prior to the Effective Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Aptiv shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. Delphi Technologies shall file with the SEC any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Aptiv and Delphi Technologies shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Aptiv and Delphi Technologies shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Availability of Information Statement. Aptiv shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Aptiv Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(d) The Distribution Agent. Aptiv shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, Aptiv and Delphi Technologies shall take all actions as may be necessary to approve the stock-based employee benefit plans of Delphi Technologies in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f) Amended and Restated Articles of Association. Aptiv and Delphi Technologies shall take all necessary action that may be required to provide for the adoption by Delphi Technologies of the Amended and Restated Articles of Association of Delphi Technologies substantially in the form attached hereto as Exhibit A (the “Delphi Technologies Articles of Association”).

(g) Officers and Directors. At the Effective Time, the Parties shall take all necessary action so that, as of the Effective Time, the executive officers and directors of Delphi Technologies will be as set forth in the Information Statement.

(h) Financings. Prior to or on the Distribution Date, Delphi Technologies and each member of the Delphi Technologies Group designated by Delphi Technologies shall cause all conditions to the availability of the funding and release of funds from escrow under the Delphi Technologies Financing Arrangements to be satisfied.

(i) Satisfying Conditions to the Distribution. Aptiv and Delphi Technologies shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Effective Time.

3.2 Effecting the Distribution.

(a) Delivery of Delphi Technologies Stock. On or prior to the Distribution Date, Aptiv shall deliver to the Agent, for the benefit of the Record Holders, duly executed transfer forms for such number of the outstanding shares of Delphi Technologies Stock as is necessary to effect the Distribution.

(b) Distribution of Shares and Cash. Aptiv shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following: (i) one (1) share of Delphi Technologies Stock for every three (3) shares of Aptiv Stock held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.2(c). All of the shares of Delphi Technologies Stock distributed will be validly issued, fully paid and non-assessable.

(c) No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Effective Time, Aptiv shall direct the Agent to determine the number of whole shares and fractional shares of Delphi Technologies Stock allocable to each holder of record or beneficial owner of Aptiv Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Neither Aptiv nor Delphi Technologies shall be required to guarantee any minimum sale price for the fractional shares of Delphi Technologies Stock. Neither Aptiv nor Delphi Technologies shall be required to pay any interest on the proceeds from the sale of fractional shares.

(d) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 3.2(c), the beneficial owner of Aptiv Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(e) Transfer Authorizations. Delphi Technologies agrees to update its register of members in relation to the transfers of Delphi Technologies Stock that Aptiv or the Agent shall require in order to effect the Distribution.

(f) Treatment of Delphi Technologies Stock. Until the Delphi Technologies Stock is duly transferred in accordance with this Section 3.2 and applicable Law, from and after the Effective Time, Delphi Technologies will regard the Persons entitled to receive such Delphi Technologies Stock as record holders of Delphi Technologies Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Delphi Technologies and Aptiv agree that from and after the Effective Time each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Delphi Technologies Stock then deemed to be held by such holder.

3.3 Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or waiver by Aptiv in its sole and absolute discretion, of the following conditions:

(a) Approval by Aptiv Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution (and the giving of the associated solvency statement as required by Jersey Law) shall have been approved by the Aptiv Board, and such approval shall not have been withdrawn.

(b) Approval by Delphi Technologies Board. This Agreement and the transactions contemplated hereby, including the Distribution and the declaration of the Delphi Technologies Cash Distribution (and the giving of the associated solvency statement as required by Jersey Law), shall have been approved by the Delphi Technologies Board, and such approval shall not have been withdrawn.

(c) Effectiveness of Form 10; Mailing of Information Statement. The Form 10 registering the Delphi Technologies Stock shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein shall have been mailed to Aptiv’s shareholders as of the Record Date.

(d) Listing on NYSE. The Delphi Technologies Stock to be distributed to the Aptiv shareholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(e) Securities Laws. The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(f) Completion of the Separation. The Separation shall have been completed and Aptiv shall be satisfied in its sole discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the Delphi Technologies Financing Arrangements (including in connection with any guarantees provided by any member of the Aptiv Group).

(g) Payment of the Delphi Technologies Cash Distribution. The Delphi Technologies Cash Distribution shall have been validly declared and paid by Delphi Technologies.

(h) Delphi Officer and Director Resignations. Aptiv will have requested the resignation of each person who is an officer or director of Delphi Technologies prior to the Distribution Date and who will continue solely as an officer or director of Aptiv following the Distribution Date.

(i) Distribution Agent Agreement. Aptiv will have entered into a Distribution Agent Agreement with, or provided instructions regarding the Distribution to, the Agent.

(j) Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(k) Governmental Approvals. All material Governmental Approvals necessary to consummate the Distribution and to permit the operation of the Delphi Technologies Business after the Effective Time substantially as it is conducted at the date hereof shall have been obtained and be in full force and effect.

(1) No Order or Injunction. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of Aptiv shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.

(m) No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the Aptiv Board, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of Aptiv or its shareholders.

3.4 Sole Discretion. The foregoing conditions are for the sole benefit of Aptiv and shall not give rise to or create any duty on the part of Aptiv or the Aptiv Board to waive or not waive such conditions or in any way limit Aptiv’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the Aptiv Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3 shall be conclusive.

ARTICLE IV.

DISPUTE RESOLUTION

4.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including with respect to (i) the validity, interpretation, performance, breach or termination thereof or (ii) whether any Asset or Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a Delphi Technologies Asset, Aptiv Asset, Delphi Technologies Liability or Aptiv Liability, shall be resolved in accordance with the procedures set forth in this Article IV (a “Dispute”), which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Article IV or Article V; provided, however, notwithstanding the foregoing, this Article IV shall not apply to any Ancillary Agreement regarding the lease or sublease of real property following an assignment of such agreement or any of the rights or obligations thereunder to a Third Party.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.1(B).

(c) The specific procedures set forth in this Article IV, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d) Commencing with the Initial Notice contemplated by Section 4.2, all applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IV are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

(e) Commencing with the Initial Notice contemplated by Section 4.2, any communications between the Parties or their representatives in connection with the attempted negotiation of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from disclosure and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the adjudication of any Dispute; provided, that evidence that is otherwise subject to disclosure or admissible shall not be rendered outside the scope of disclosure or inadmissible as a result of its use in the negotiation.

4.2 Negotiation by Senior Executives. The Parties shall seek to settle amicably all Disputes by negotiation. The Parties shall first attempt in good faith to resolve the Dispute by negotiation in the normal course of business at the operational level within thirty (30) days after written notice is received by either Party regarding the existence of a Dispute (the “Initial Notice”). If the Parties are unable to resolve the Dispute within such thirty (30)-day period, the

Parties shall then attempt in good faith to resolve the Dispute by negotiation between executives designated by the Parties who hold, at a minimum, the office of Senior Vice President and/or General Counsel (such designated executives, the “Dispute Committee”). The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted pursuant to this Section 4.2. Such Dispute Committee members and other applicable executives shall meet in person or by teleconference or video conference within forty (40) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in New York, New York.

4.3 Arbitration.

(a) Any Dispute not finally resolved pursuant to Section 4.2 within sixty (60) days from the delivery of the Initial Notice shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”).

(b) Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000; or (ii) by an arbitral tribunal of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $10,000,000.

(c) The language of the arbitration shall be English. The place of arbitration shall be New York, New York. Unless the Parties agree otherwise in writing, the Parties shall conduct the arbitration as quickly as is reasonably practicable and shall use commercially reasonable efforts to ensure that the time between the date on which the sole arbitrator is confirmed or the tribunal is constituted, as the case may be, and the date of the commencement of the evidentiary hearing does not exceed one-hundred and eighty (180) days. Failure to meet the foregoing timeline will not render the award invalid, unenforceable or subject to being vacated, but the arbitrators may impose appropriate sanctions and draw appropriate adverse inferences against the Party primarily responsible for such failure.

(d) The sole arbitrator or arbitral tribunal shall not award any relief not specifically requested by the Parties and, in any event, shall not award any damages of the types prohibited under Section 10.20.

(e) In addition to the ICC Rules, the Parties agree that the arbitration shall be conducted according to the IB A Rules of Evidence.

(f) The agreement to arbitrate any Dispute set forth in this Section 4.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g) Without prejudice to this binding arbitration agreement, each Party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts sitting within the State of New York in connection with any post-award proceedings or court proceedings in aid of arbitration that are authorized by the Federal Arbitration Act (9 U.S.C. §§ 1-16) or Article 75 of the New York Civil Practice Law and Rules. Judgment upon any awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties waive all objections that they may have at any time to the laying of venue of any proceedings brought in such courts, waive any claim that such proceedings have been brought in an inconvenient forum and further waive the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.

(h) It is the intent of the Parties that the agreement to arbitrate any Dispute set forth in this Section 4.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i) The Parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Laws of the State of New York, as provided in Section 7.2 and, except as otherwise provided in this Article IV or mutually agreed to in writing by the Parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the Parties pursuant to this Section 4.3.

(j) The sole arbitrator or arbitral tribunal shall award to the prevailing Party, if any, the costs of the arbitrator or tribunal, expert witness fees, and attorneys’ fees reasonably incurred by such prevailing Party or its Affiliates in connection with the arbitration.

(k) The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

ARTICLE V.

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

5.1 Release of Claims Prior to Distribution.

(a) Except as provided in Section 5.1(c), effective as of the Effective Time, Aptiv does hereby, for itself and each other member of the Aptiv Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Aptiv Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Delphi Technologies, the respective members of the Delphi Technologies Group, their respective Affiliates, successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Delphi Technologies Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all Aptiv Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Separation and Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Aptiv Business, the Aptiv Assets or Aptiv Liabilities.

(b) Except as provided in Section 5.1(c), effective as of the Effective Time, Delphi Technologies does hereby, for itself and each other member of the Delphi Technologies Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Delphi Technologies Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Aptiv, the respective members of the Aptiv Group, their respective Affiliates (other than any member of the Delphi Technologies Group), successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Aptiv Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all Delphi Technologies Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Separation and Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case of this clause (C), to the extent relating to, arising out of or resulting from the Delphi Technologies Business, the Delphi Technologies Assets or the Delphi Technologies Liabilities.

(c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.3(b) or (c) or the applicable schedules hereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Delphi Technologies Group or the Aptiv Group that is specified in Section 2.3(b) or (c) as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.3(b) or (c) as not to terminate as of the Effective Time, including, for the avoidance of doubt, resulting from the Trade Intercompany Accounts and Trade Intercompany Arrangements;

(ii) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any member of the Aptiv Group, on the one hand, and any member of the Delphi Technologies Group, on the other hand;

(iii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any Ancillary Agreement (including any Aptiv Liability and any Delphi Technologies Liability, as applicable); or

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Specified Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and any other applicable provisions of this Agreement or the applicable Specified Ancillary Agreement.

(d) In addition, nothing contained in Section 5.1(a) or (b) shall release Aptiv from honoring its obligations to indemnify any person who was a director, officer or employee of a member of the Aptiv Group or the Delphi Technologies Group on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to indemnification by Aptiv immediately prior to the Effective Time pursuant to indemnification obligations existing as of the Effective Time; it being understood that, if the underlying obligation giving rise to such Action is a Delphi Technologies Liability, Delphi Technologies shall indemnify Aptiv for such Liability (including Aptiv’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(e) Aptiv shall not make, and shall not permit any member of the Aptiv Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Delphi Technologies or any member of the Delphi Technologies Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Delphi Technologies shall not make, and shall not permit any member of the Delphi Technologies Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Aptiv or any member of the Aptiv Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(f) Notwithstanding Section 4.3(j), any breach of the provisions of this Section 5.1 by either Aptiv or Delphi Technologies shall entitle the other Party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

5.2 Indemnification by Aptiv. Except as otherwise specifically set forth in this Agreement or any Specified Ancillary Agreement, to the fullest extent permitted by Law, Aptiv shall, and shall cause the other members of the Aptiv Group to, indemnify, defend and hold harmless Delphi Technologies, each member of the Delphi Technologies Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Delphi Technologies Indemnitees”), from and against any and all Liabilities of the Delphi Technologies Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Aptiv Liabilities, including any failure of Aptiv or any other member of the Aptiv Group or any other Person to pay, perform or otherwise promptly discharge any Aptiv Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b) any breach by Aptiv or any member of the Aptiv Group of this Agreement or any of the Ancillary Agreements (other than the Specified Ancillary Agreements);

(c) any third-party claims that the use of the Delphi Technologies Intellectual Property by any member of the Aptiv Group (or their permitted sublicensees) infringes the Intellectual Property rights of such third party, other than any such claims in connection with the performance by the Aptiv Group under the Contract Manufacturing Services Agreements or other Ancillary Agreements;

(d) except to the extent that it relates to a Delphi Technologies Liability, any guarantee, indemnification or contribution obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Aptiv or any member of the Aptiv Group by Delphi Technologies or any member of the Delphi Technologies Group that survives following the Effective Time; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Delphi Technologies shall have furnished any amendments or supplements thereto) or any other Disclosure Document specifically relating to (i) the Aptiv Business, Aptiv Assets or Aptiv Liabilities or (ii) the Aptiv Group as of and after the Effective Time.

Notwithstanding the foregoing, in no event shall Aptiv or any other member of the Aptiv Group have any obligations under this Section 5.2 with respect to Liabilities subject to indemnification pursuant to Section 5.3.

5.3 Indemnification by Delphi Technologies. Except as otherwise specifically set forth in this Agreement or any Specified Ancillary Agreement, to the fullest extent permitted by Law, Delphi Technologies shall, and shall cause the other members of the Delphi Technologies Group to, indemnify, defend and hold harmless Aptiv, each member of the Aptiv Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Aptiv Indemnitees”), from and against any and all Liabilities of the Aptiv Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Delphi Technologies Liabilities, including any failure of Delphi Technologies or any other member of the Delphi Technologies Group or any other Person to pay, perform or otherwise promptly discharge any Delphi Technologies Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b) any breach by Delphi Technologies or any member of the Delphi Technologies Group of this Agreement or any Ancillary Agreements, including the failure by Delphi Technologies to pay the Delphi Technologies Cash Distribution to Aptiv (other than the Specified Ancillary Agreements);

(c) any third-party claims that the use of the Licensed Intellectual Property by any member of the Delphi Technologies Group (or their permitted sublicensees) infringes the Intellectual Property rights of such third party;

(d) any guarantee, indemnification or contribution obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Delphi Technologies or any member of the Delphi Technologies Group by Aptiv or any member of the Aptiv Group that survives following the Effective Time; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Delphi Technologies shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in Section 5.2(e).

5.4 Indemnification Obligations Net of Insurance Proceeds.

(a) The Parties intend that any Liability subject to indemnification or contribution pursuant to this Article V shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) It is expressly agreed and understood that all rights to indemnification, contribution and reimbursement pursuant to this Article V are in excess of all available insurance. Without limiting the foregoing, the Parties agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the Liability allocation, indemnification and contribution provisions hereof. Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.” Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorney’s fees and expenses) to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article V. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items that (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a Third Party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Each of Delphi Technologies and Aptiv shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies described in Section 5.16. Each of Delphi Technologies and Aptiv hereby waives, for itself and each member of its Group, its rights to recover against the other Party in subrogation or as subrogee for a third Person.

(d) For all claims as to which indemnification is provided under Section 5.2 or 5.3 other than Third-Party Claims (as to which Section 5.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

5.5 Procedures for Indemnification of Third-Party Claims.

(a) If, at or after the date of this Agreement, an Indemnitee shall receive written notice from, or otherwise learn of the assertion by, a Person (including any Governmental Authority) who is not a member of the Aptiv Group or the Delphi Technologies Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or, subject to Section 5.13, any Specified Ancillary

Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) Subject to the terms and conditions of any applicable insurance policy in place after the Effective Time, an Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided, that the Indemnifying Party will not select counsel without the Indemnitee’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, an Indemnifying Party may not elect to defend such Third-Party Claim in the event that defense of such Third Party Claim would void or otherwise adversely impact the Indemnitee’s insurance policy. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.

(c) If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim, is not permitted to elect to defend a Third-Party Claim pursuant to Section 5.5(b), or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, such Indemnitee shall have the right to control the defense of such Third-Party Claim, in which case the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim in circumstances where an Indemnifying Party is permitted to make such an election pursuant to Section 5.5(b), an Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (iv) there occurs a change of control of the Indemnifying Party. In addition to the foregoing and the last sentence of Section 5.2(b), if any Indemnitee determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as appropriate) and to participate in (but not control) the defense, compromise, or settlement of the applicable Third-Party Claim, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnitees.

(e) An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend or that is not permitted to elect or defend pursuant to Section 5.5(b), any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as appropriate) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing and the last sentence of Section 5.2(b), if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as appropriate) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnitees.

(f) Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of Liability, wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party, the members of the other Party’s respective Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g) The provisions of this Section 5.5 (other than this Section 5.5(g)) and the provisions of Section 5.6 (other than Section 5.6(f)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(h) The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

5.6 Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE COVENANTS AND OBLIGATIONS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE AND (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER.

(b) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If after such thirty (30)-day period, such claim is not resolved, Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Specified Ancillary Agreements. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.6(b) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.6(b).

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action for which indemnification is sought pursuant to Section 5.2 or 5.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant for the portion of the Action related to such indemnification claim.

(e) In the event that Delphi Technologies establishes a risk accrual in an amount of at least $1,000,000 with respect to any Third-Party Claim for which Aptiv has sought indemnification pursuant to Section 5.3, Delphi Technologies shall notify Aptiv of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the Parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f) Unless otherwise required by applicable Law, the Parties will treat any indemnity payment made pursuant to this Agreement or any Ancillary Agreement by Aptiv to Delphi Technologies, or vice versa, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that Aptiv and Delphi Technologies treat a payment as the settlement of an Intercompany liability; provided, however, that any such payment that is made or received by a Person other than Aptiv or Delphi Technologies, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for Aptiv or Delphi Technologies, in each case as appropriate.

(g) In the case of any Action involving a matter contemplated by Section 5.15(c), (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one Party or one of its Subsidiaries representing another Party or one of its Subsidiaries or (ii) if any Third-Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible Party or one of its Subsidiaries or the business or operations of such non-responsible Party or one of its Subsidiaries, then the non-responsible Party shall be entitled to retain, at its expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third-Party Claim against that Party or one of its Subsidiaries.

(h) THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

5.7 Survival of Indemnities. The rights and obligations of each of Delphi Technologies and Aptiv and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

5.8 Right of Contribution.

(a) Contribution. If any right of indemnification contained in this Article V is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts (including any costs, expenses, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof) paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.8 in circumstances in which the indemnification is unavailable because of a fault associated with the business conducted by Delphi Technologies, Aptiv or a member of their respective Groups, (i) any fault associated with the business conducted with the Aptiv Assets or Aptiv Liabilities (except (x) to the extent associated with the Delphi Technologies DEG Business or (y) for the gross negligence or intentional misconduct of Delphi Technologies or a member of the Delphi Technologies Group) or with the ownership, operation or activities of the Aptiv Business shall be deemed to be the fault of Aptiv and the members of the Aptiv Group, and no such fault shall be deemed to be the fault of Delphi Technologies or a member of the Delphi Technologies Group; and (ii) any fault associated with the business conducted with the Delphi Technologies Assets, the Delphi Technologies Liabilities or the Delphi Technologies DEG Business (except for the gross negligence or intentional misconduct of Aptiv or the members of the Aptiv Group other than with respect to the Delphi Technologies DEG Business) or with the ownership, operation or activities of the Delphi Technologies Business shall be deemed to be the fault of Delphi Technologies and the members of the Delphi Technologies Group, and no such fault shall be deemed to be the fault of Delphi or the members of the Aptiv Group.

(c) Contribution Procedures. The provisions of Sections 5.5 and 5.6 shall govern any contribution claims.

5.9 Covenant Not to Sue (Liabilities and Indemnity). Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Delphi Technologies Liabilities by Delphi Technologies or a member of the Delphi Technologies Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (b) the provisions of this Article V are void or unenforceable for any reason.

5.10 No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the Delphi Technologies Group, on the one hand, and the Aptiv Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

5.11 No Cross-Claims or Third-Party Claims. Each of Aptiv and Delphi Technologies agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the Delphi Technologies Group or Aptiv Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article IV.

5.12 Severability. If any indemnification provided for in this Article V is determined by the sole arbitrator or arbitral tribunal (as the case may be) to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article IV.

5.13 Specified Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Specified Ancillary Agreement contains any indemnification obligation or contribution obligation relating to any Delphi Technologies Liability, Aptiv Liability, Delphi Technologies Asset or Aptiv Asset contributed, assumed, retained, transferred, delivered, conveyed or governed pursuant to such Specified Ancillary Agreement or any Loss under such Specified Ancillary Agreement, as applicable, the indemnification obligations and contribution obligations contained herein shall not apply to such Delphi Technologies Liability, Aptiv Liability, Delphi Technologies Asset or Aptiv Asset or to such Loss and instead the indemnification obligations and/or contribution obligations set forth in such Specified Ancillary Agreement, as applicable, shall govern with regard to such Delphi Technologies Liability, Aptiv Liability, Delphi Technologies Asset or Aptiv Asset or such Loss.

5.14 Exclusivity. Except as otherwise provided in Section 10.14, the sole and exclusive remedy for any and all claims, Liabilities or other matters based upon, relating to or arising from this Agreement or any Ancillary Agreement (other than the Specified Ancillary Agreements) or the transactions contemplated hereby or thereby shall be the rights of indemnification set forth in this Article V, and no Person shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 5.14 shall not operate to interfere with or impede the operation of the covenants contained in this Agreement or any Ancillary Agreement (other than the Specified Ancillary Agreements), with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief).

5.15 Cooperation in Defense and Settlement.

(a) With respect to any Third-Party Claim that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the Parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b) To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party (at such other Party’s cost and expense) reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c) Each of Delphi Technologies and Aptiv agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third Party with respect to which a Party (or the members of its Group) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a Liability allocated under this Agreement or any Ancillary Agreement to that Party, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contributions therewith.

5.16 Insurance Matters.

(a) The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable insurance policy, Delphi Technologies, each other member of the Delphi Technologies Group and each of their respective directors, officers and employees will be successors in interest and/or additional insureds and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Effective Time (with respect to events occurring or claimed to have occurred before the Effective Time) as a Subsidiary, Affiliate, division, director, officer or employee of Aptiv before the Effective Time under any insurance policy, including any rights that Delphi Technologies, any other member of the Delphi Technologies Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Effective Time, with respect to events occurring before the Effective Time.

(b) After the Effective Time, Aptiv (and each other member of the Aptiv Group) and Delphi Technologies (and each other member of the Delphi Technologies Group) shall not, without the consent of Delphi Technologies or Aptiv, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability or (iii) require any member of any Group to renew, extend or continue any policy in force.

(c) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(d) No member of the Aptiv Group or any Aptiv Indemnitee will have any Liabilities whatsoever as a result of the insurance policies as in effect at any time before the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e) Except to the extent otherwise provided in Section 5.16(b), in no event will Aptiv, any other member of the Aptiv Group or any Aptiv Indemnitee have any Liability or obligation whatsoever to any member of the Delphi Technologies Group if any insurance policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the Delphi Technologies Group for any reason whatsoever or is not renewed or extended beyond the current expiration date of any such insurance policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any members of the Aptiv Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement will be deemed to restrict any member of the Delphi Technologies Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(h) To the extent that any insurance policy provides for the reinstatement of policy limits, and both Aptiv and Delphi Technologies desire to reinstate such limits, the cost of reinstatement will be shared by Aptiv and Delphi Technologies as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(i) For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Effective Time, with respect to which any Delphi Technologies Indemnitee may seek to exercise any right under any insurance policy pursuant to this Section 5.16. If Delphi Technologies receives notice or otherwise learns of any Covered Matter, Delphi Technologies shall promptly give Aptiv written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, Delphi Technologies shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to Delphi Technologies. If Aptiv or another member of the Aptiv Group fails to notify Delphi Technologies within fifteen (15) days that it has submitted an insurance claim with respect to a Covered Matter or Joint Claim, Delphi Technologies shall be permitted to submit (on behalf of the applicable Delphi Technologies Indemnitee) such insurance claim.

(j) Each of Delphi Technologies and Aptiv will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

5.17 Guarantees, Letters of Credit and Other Obligations.

(a) On or prior to the Effective Time or as soon as practicable thereafter, Aptiv shall (with the reasonable cooperation of the applicable members of the Aptiv Group) use its commercially reasonable efforts to have any members of the Delphi Technologies Group removed as guarantor of or obligor for any Aptiv Liability. On or prior to the Effective Time or as soon as practicable thereafter, Delphi Technologies shall (with the reasonable cooperation of the applicable members of the Delphi Technologies Group) use its commercially reasonable efforts to have any members of the Aptiv Group removed as guarantor of or obligor for any Delphi Technologies Liabilities.

(b) On or prior to the Effective Time or as soon as practicable thereafter, (i) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the Delphi Technologies Group with respect to Aptiv Liabilities, Aptiv shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Aptiv would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the Aptiv Group with respect to Delphi Technologies Liabilities, Delphi Technologies shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Delphi Technologies would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.17, (i) with respect to Aptiv Liabilities, (A) Aptiv shall, and shall cause the other members of the Aptiv Group to, indemnify, defend and hold harmless each of the Delphi Technologies Indemnitees from and against any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable Delphi Technologies Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) Aptiv shall not, and shall cause the other members of the Aptiv Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the Delphi Technologies Group is or may be liable unless all obligations of the members of the Delphi Technologies Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Delphi Technologies in its sole and absolute discretion and (ii) with respect to Delphi Technologies Liabilities, (A) Delphi Technologies shall, and shall cause the other members of the Delphi Technologies Group to, indemnify, defend and hold harmless each of the Aptiv Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable Aptiv Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) Delphi Technologies shall not, and shall cause the other members of the Delphi Technologies Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the Aptiv Group is or may be liable unless all obligations of the members of the Aptiv Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Aptiv in its sole and absolute discretion.

ARTICLE VI.

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of Aptiv and Delphi Technologies, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of the members of its Group to the extent that: (i) such Information relates to the Delphi Technologies Business or any Delphi Technologies Asset or Delphi Technologies Liability, if Delphi Technologies is the requesting party, or to the Aptiv Business or any Aptiv Asset or Aptiv Liability, if Aptiv is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of the Parties under Section 6.4.

6.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 or 6.7 shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall reflect the providing Party’s actual costs and expenses.

6.4 Record Retention.

(a) The Parties agree and acknowledge that following the Effective Time, it is likely that each Party will have some of the Tangible Information of the other Party stored at its facilities or at Third Party records storage locations arranged for by such Party (each, a “Records Facility”) and the cost of any Third Party Records Facility where Tangible Information belonging to both members of the Delphi Technologies Group, on the one hand, and members of the Aptiv Group, on the other hand, is stored shall be split equitably between the Delphi Technologies Group and the Aptiv Group.

(b) Each Party shall use the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar Information: (i) to maintain the Stored Records at its Record Facility in accordance with its regular records retention policies and procedures and the terms of this Section 6.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records at its Record Facility that relates to (x) any Action that is pending as of the Effective Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Party storing such Stored Records has received a written notice of the applicable “litigation hold” from the other Party; provided, that such other Party shall be obligated to provide the Party storing such Stored Records with timely notice of the termination of such “litigation hold.”

(c) In addition to the retention requirements of Sections 6.4(a) and (b), for a period no less than five (5) years longer than the period of time that a product is manufactured by Aptiv, Delphi Technologies or any member of their respective Groups plus the useful life of such product as defined in such product’s specifications (or such longer period of time as may be required by applicable Law), Delphi Technologies, at its sole cost and expense, shall use its commercially reasonable efforts to maintain and make available to Aptiv all technical documentation in its possession or in the possession of any member of the Delphi Technologies Group applicable to such product and such product’s design, test, release, and validation; provided, however, Delphi Technologies shall not destroy, or permit any member of the Delphi Technologies Group to destroy, any such technical documentation without first notifying Aptiv of the proposed destruction and giving Aptiv the opportunity to take possession or make copies of such technical documentation prior to such destruction.

(d) Delphi Technologies shall, from time to time, at the reasonable request of Aptiv, provide Aptiv with technical assistance and information in respect to any claims brought against Aptiv involving the conduct of the Delphi Technologies Business prior to the Effective Time, including by making available employees of the Delphi Technologies Group and consultation and appearances of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. Aptiv shall reimburse Delphi Technologies for its reasonable out-of-pocket costs (travel, hotels, etc.) of providing such services, consistent with Aptiv’s policies and practices regarding such expenditures. Additionally, Aptiv shall, from time to time, at the reasonable request of Delphi Technologies, provide Delphi Technologies, to the extent reasonably possible through applicable Aptiv employees, with technical assistance and information in respect to any claims brought against Delphi Technologies involving the conduct of the Delphi Technologies Business prior to the Effective Time, including consultation and appearances of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. Delphi Technologies shall reimburse Aptiv for its reasonable out-of-pocket costs (travel, hotels, etc.) of providing such services, consistent with Aptiv’s policies and practices regarding such expenditures.

6.5 Limitations of Liability. No Party shall have any liability to any other Party relating to or arising out of (a) any Information exchanged or provided pursuant to Section 6.1 that is found to be inaccurate in the absence of willful misconduct by the Party providing such Information or (b) the destruction of any Information after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b) Either Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c) When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 6.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

6.7 Auditors and Audits

(a) Until the first Delphi Technologies fiscal year end occurring after the Effective Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(b) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the 2017 fiscal year and the five (5) year period ending December 31, 2017, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of each of the members of the Aptiv Group and the Delphi Technologies Group, and that each of the members of the Aptiv Group and the Delphi Technologies Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided after the Effective Time, which services will be rendered solely for the benefit of the Aptiv Group or the Delphi Technologies Group, as the case may be.

(b) The Parties agree as follows:

(i) Aptiv shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Aptiv Business, whether or not the Privileged Information is in the possession or under the control of a member of the Aptiv Group or the Delphi Technologies Group; Aptiv shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Aptiv Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Aptiv Group or the Delphi Technologies Group;

(ii) Delphi Technologies shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Delphi Technologies Business, whether or not the Privileged Information is in the possession or under the control of a member of the Aptiv Group or the Delphi Technologies Group; Delphi Technologies shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Delphi Technologies Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Aptiv Group or the Delphi Technologies Group; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article IV to resolve any Disputes as to whether any information relates solely to the Aptiv Business, solely to the Delphi Technologies Business, or to both the Aptiv Business and the Delphi Technologies Business.

(c) Subject to Sections 6.8(d) and 6.8(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the written consent of the other Party.

(d) If any dispute arises between the Parties, or any member of their respective Groups, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) Upon receipt by any member of the Delphi Technologies Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Aptiv or any of its Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Delphi Technologies obtains knowledge that any of its, or any member of the Delphi Technologies Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Delphi Technologies shall promptly provide written notice to Aptiv of the existence of the request (which notice shall be delivered to Aptiv no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Aptiv a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Upon receipt by any member of the Aptiv Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Delphi Technologies or any member of the Delphi Technologies Group has the sole right hereunder to assert a privilege or immunity, or if Aptiv obtains knowledge that any of its, or any member of the Aptiv Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Aptiv shall promptly provide written notice to Delphi Technologies of the existence of the request (which notice shall be delivered to Delphi Technologies no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Delphi Technologies a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access to, Information pursuant to this Agreement and the transfer of the Assets and retention of the Delphi Technologies Assets by Delphi Technologies are made and done in reliance on the agreement of the Parties set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange or retention by one Party to the other Party of any Privileged Information that should not have been transferred or retained, as the case may be, pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving or retaining such Privileged Information shall promptly return or transfer, as the case may be, such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h) In furtherance of, and without limitation to, the Parties’ agreement under this Section 6.8, Aptiv and Delphi Technologies shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. From and after the Effective Time, subject to Section 6.10 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Aptiv, on behalf of itself and each of its Subsidiaries, and Delphi Technologies, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Aptiv’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential or proprietary Information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential or proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. If any confidential or proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential or proprietary Information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.10. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, after the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time or (ii) that, as between the two parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

6.10 Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the Party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other Party (other than with respect to any such Information furnished pursuant to the provisions of Section 6.1 or 6.7, as applicable) that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII.

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Delphi Technologies Assets and the assignment and assumption of the Delphi Technologies Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets allocated to such Party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Aptiv and Delphi Technologies in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Aptiv or Subsidiary of Delphi Technologies, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

7.2 Performance. Aptiv shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Aptiv Group. Delphi Technologies shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Delphi Technologies Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 7.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or any Ancillary Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

7.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Each of the Parties agrees that this Agreement shall not include any noncompetition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group. Except as expressly provided herein, or in the Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) subject to Section 7.6, employ or otherwise engage any officer, director or employee of the other Group.

(b) Except as expressly provided herein, or in the Ancillary Agreements, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, the other Group shall not have an interest in, or expectation that such opportunity be offered to it or that it be offered an opportunity to participate therein, and any such expectation with respect to such opportunity, is hereby renounced by such Group. Accordingly, except as expressly provided herein, or in the Ancillary Agreements, (i) neither Group will be under any obligation to present, communicate or offer any such opportunity to the other Group and (ii) each Group has the right to hold any such opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group shall have or be under any duty to the other Group and shall not be liable to the other Group for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the opportunity to another Person, or such Group does not present, offer or communicate information regarding the opportunity to the other Group.

(c) For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that such Group is financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

7.4 Mail Forwarding. (a) Aptiv agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to Delphi Technologies any correspondence relating to the Delphi Technologies Business (or a copy thereof to the extent such correspondence relates to both the Delphi Technologies Business and the Aptiv Business) that is delivered to Aptiv and (b) Delphi Technologies agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to Aptiv any correspondence relating to the Aptiv Business (or a copy thereof to the extent such correspondence relates to both the Aptiv Business and the Delphi Technologies Business) that is delivered to Delphi Technologies.

7.5 Non-Disparagement. Each of the Parties shall not, and shall cause their respective Groups and their respective officers and employees not to, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages the other Group or any of their respective officers, directors or employees.

7.6 Non-Solicitation Covenant. For a period of one (1) year from and after the Effective Time, neither Party shall, and shall ensure that the other members of such Party’s Group shall not, directly or indirectly, solicit or hire any executives, officers or engineers of the other Party’s Group without the prior written consent of Aptiv or Delphi Technologies, as applicable; provided, however, that this Section 7.6 shall not prohibit any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the Aptiv Group or Delphi Technologies Group, as applicable.

7.7 Order of Precedence.

(a) Notwithstanding anything to the contrary in this Agreement or any Specified Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and any Specified Ancillary Agreement, the provisions of such Specified Ancillary Agreement shall prevail.

(b) The Parties acknowledge and confirm that, notwithstanding anything to the contrary in the Transfer Documents, (i) to the extent that any provision of the Transfer Documents conflicts with this Agreement, this Agreement shall be deemed to control with respect to the subject matter thereof and (ii) the Transfer Documents shall not be deemed in any way to amend, expand, restrict or otherwise modify such parties’ rights and obligations set forth in this Agreement.

ARTICLE VIII.

INTELLECTUAL PROPERTY MATTERS

8.1 License to Delphi Technologies.

(a) Licensed Intellectual Property. Aptiv, on behalf of itself and the Aptiv Group, hereby grants to the Delphi Technologies Group a perpetual, irrevocable, royalty-free, fully paid up, non-transferrable (except as permitted pursuant to Section 8.1(h)), non-exclusive license to use the Licensed Intellectual Property in connection with any business conducted by the Delphi Technologies Group. The foregoing license includes the right (i) to make, have made, use, sell, offer for sale, and import products and services, and (ii) to publish, display, reproduce, copy, create derivative works of, enhance, and otherwise exploit such Licensed Intellectual Property.

(b) Ownership of Improvements. As between the Parties, any derivative works, enhancements or other improvements to the Licensed Intellectual Property made or created by or on behalf of any member of the Delphi Technologies Group shall be owned by Delphi Technologies or its applicable Affiliate.

(c) Sublicensing. The license to the Delphi Technologies Group pursuant to Section 8.1(a) shall be sublicensable solely as and to the extent necessary (i) to service providers of the Delphi Technologies Group in connection with the provision of services to the Delphi Technologies Group, which services require the use of the Licensed Intellectual Property, but not for the benefit of such service providers, and (ii) to customers of the Delphi Technologies Group in connection with their purchase of products and services from the Delphi Technologies Group. Delphi Technologies shall require such permitted sublicensees in writing to comply with the limited scope of any such sublicense, and with confidentiality obligations consistent with Article VI.

(d) Limitations. All Licensed Intellectual Property is licensed as such Intellectual Property exists as of the Effective Time and subject to any and all licenses that have been granted by Aptiv, its Affiliates or its or their predecessors-in-interest with respect thereto prior to the Effective Time. There is no obligation to provide upgrades, updates, enhancements, improvements, support or maintenance to any of the Licensed Intellectual Property. Without limiting the generality of the foregoing, nothing contained in this Section 8.1 shall be construed as:

(i) requiring the filing of any patent application or application to register any other Intellectual Property, the securing of any patent or Intellectual Property registration, or the maintaining of any patent or Intellectual Property in force;

(ii) an agreement to bring or prosecute actions or suits against third parties for infringement or misappropriation; or

(iii) an obligation to furnish any assistance or any technical support.

(e) Duration. The license to any item of Licensed Intellectual Property granted herein shall expire upon the expiration of the term of such Intellectual Property.

(f) Notification of Infringement. Delphi Technologies shall promptly notify Aptiv if Delphi Technologies or any of its Affiliates becomes aware of any activities of a third party that reasonably appear to be an infringement of any item of Licensed Intellectual Property.

(g) Confidentiality. Delphi Technologies shall maintain the confidentiality of trade secrets and other non-public Intellectual Property included in the Licensed Intellectual Property in accordance with Article VI.

(h) Assignment.

(i) Except as set forth in Section 8.1(c) and in this Section 8.1(h)(i), the license granted pursuant to Section 8.1(a) may not, without the prior written consent of Aptiv, be assigned, sublicensed or otherwise transferred in whole or in part by any member of the Delphi Technologies Group, by operation of Law or otherwise (which shall be deemed to include a change of control of any member of the Delphi Technologies Group), and any attempt to do so shall be null and void; provided, however, that any member of the Delphi Technologies Group may (A) transfer all or a part of its rights and obligations under this Section 8.1 to its Affiliates for so long as they remain Affiliates of Delphi Technologies; (B) transfer all of its rights and obligations under this Section 8.1 to any third party in connection with an acquisition of all or substantially all of the Delphi Technologies Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise), provided that, from and after the date of such assignment or transfer, the license under Section 8.1(a) shall be limited to use of the Licensed Intellectual Property solely in connection with the manufacture, provision, sale and distribution of the products and services of the Delphi Technologies Business as such products and services exist as of the date of such assignment or transfer and any improvements thereto that are in production or planned for production as of the date of such assignment or transfer; and (C) transfer all or part of its rights and obligations under this Section 8.1 or sublicense any of the licenses granted hereunder to any third party in connection with an acquisition of any discrete operating business unit or division of the Delphi Technologies Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise); provided that, from and after the date of such assignment or transfer, the license under Section 8.1(a) shall be limited to use of the Licensed Intellectual Property solely in connection with the manufacture, provision, sale and distribution of the products and services of the Delphi Technologies Business as such products and services exist as of the date of such assignment or transfer and any improvements thereto that are in production or planned for production as of the date of such assignment or transfer; provided further, that (x) upon such transfer, the license is used only in connection with the operation of such business unit or division, and (y) the transfer is limited solely to such business unit or division; and provided further that, in each of the cases (A) – (C), such transferee, assignee or successor agrees to be bound by this Section 8.1.

(ii) For the avoidance of doubt, Aptiv and its Affiliates shall be free to transfer the Licensed Intellectual Property without any consent or sell, transfer, assign, dispose of in any way, license, sublicense and grant any kind of rights with respect to any Licensed Intellectual Property to any Person and impose any kind of restrictions to any Person relating to or in connection with any Licensed Intellectual Property; provided, however, in each case, that the license and rights granted to the Delphi Technologies Group under and pursuant to this Agreement remain in full force and effect and continue to inure to the benefit of the Delphi Technologies Group without any restriction or alteration.

8.2 License to Aptiv.

(a) Delphi Technologies Intellectual Property. Delphi Technologies acknowledges that the Delphi Technologies Intellectual Property is transferred to Delphi Technologies subject to, and the Aptiv Group is hereby granted, a perpetual, irrevocable, royalty-free, fully paid up, non-transferrable (except as permitted pursuant to Section 8.2(h)), non-exclusive license to use, in connection with any business conducted by the Aptiv Group, the Delphi Technologies Intellectual Property (other than Trademarks) used or held for use as of the Effective Time in connection with the Aptiv Business. The foregoing license includes the right (i) to make, have made, use, sell, offer for sale, and import products and services, and (ii) to publish, display, reproduce, copy, create derivative works of, enhance, and otherwise exploit such Delphi Technologies Intellectual Property.

(b) Ownership of Improvements. As between the Parties, any derivative works, enhancements or other improvements to the Delphi Technologies Intellectual Property made or created by or on behalf of any member of the Aptiv Group shall be owned by Aptiv or its applicable Affiliate.

(c) Sublicensing. The license to the Aptiv Group pursuant to Section 8.2(a) shall be sublicensable solely as and to the extent necessary (i) to service providers of the Aptiv Group in connection with the provision of services to the Aptiv Group, which services require the use of the Delphi Technologies Intellectual Property, but not for the benefit of such service providers, and (ii) to customers of the Aptiv Group in connection with their purchase of products and services from the Aptiv Group. Aptiv shall require such permitted sublicensees in writing to comply with the limited scope of any such sublicense, and with confidentiality obligations consistent with Article VI.

(d) Limitations. All Delphi Technologies Intellectual Property is licensed as such Intellectual Property exists as of the Effective Time and subject to any and all licenses that have been granted by Aptiv, its Affiliates or its or their predecessors-in-interest with respect thereto prior to the Effective Time. There is no obligation to provide upgrades, updates, enhancements, improvements, support or maintenance to any of the Delphi Technologies Intellectual Property. Without limiting the generality of the foregoing, nothing contained in this Section 8.2 shall be construed as:

(i) requiring the filing of any patent application or application to register any other Intellectual Property, the securing of any patent or Intellectual Property registration, or the maintaining of any patent or Intellectual Property in force;

(ii) an agreement to bring or prosecute actions or suits against third parties for infringement or misappropriation; or

(iii) an obligation to furnish any assistance or any technical support.

(e) Duration. The license to any item of Delphi Technologies Intellectual Property granted herein shall expire upon the expiration of the term of such Intellectual Property.

(f) Notification of Infringement. Aptiv shall promptly notify Delphi Technologies if Aptiv or any of its Affiliates becomes aware of any activities of a third party that reasonably appear to be an infringement of any item of Delphi Technologies Intellectual Property.

(g) Confidentiality. Aptiv shall maintain the confidentiality of trade secrets and other non-public Intellectual Property included in the Delphi Technologies Intellectual Property in accordance with Article VI.

(h) Assignment.

(i) Except as set forth in Section 8.2(c) and in this Section 8.2(h)(i), the license granted pursuant to Section 8.2(a) may not, without the prior written consent of Delphi Technologies, be assigned, sublicensed or otherwise transferred in whole or in part by any member of the Aptiv Group, by operation of Law or otherwise, and any attempt to do so shall be null and void; provided, however, that any member of the Aptiv Group may (A) transfer all or a part of its rights and obligations under this Section 8.2 to its Affiliates for so long as they remain Affiliates of Aptiv; (B) transfer all of its rights and obligations under this Section 8.2 to any third party in connection with an acquisition of all or substantially all of the Aptiv Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise); and (C) transfer all or part of its rights and obligations under this Section 8.2 or sublicense any of the licenses granted hereunder to any third party in connection with an acquisition of any discrete operating business unit or division of the Aptiv Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise); provided, however, (x) that upon such transfer, the license is used only in connection with the operation of such business unit or division; and (y) the transfer is limited solely to such business unit or division; and provided, further, that, in each of the cases in (A) – (C), such transferee, assignee or successor agrees to be bound by this Section 8.2.

(ii) For the avoidance of doubt, Delphi Technologies and its Affiliates shall be free to transfer the Delphi Technologies Intellectual Property without any consent or sell, transfer, assign, dispose of in any way, license, sublicense and grant any kind of rights with respect to any Delphi Technologies Intellectual Property to any Person and impose any kind of restrictions to any Person relating to or in connection with any Delphi Technologies Intellectual Property; provided, however, in each case, that the license and rights granted to the Aptiv Group under and pursuant to this Agreement remain in full force and effect and continue to inure to the benefit of the Aptiv Group without any restriction or alteration.

8.3 Aptiv-Formative Trademarks.

(a) Limitations on Use by Aptiv. Aptiv shall not use the Aptiv-Formative Marks other than in connection with the Aptiv Business, and will use commercially reasonable efforts to phase out its use of the “Delphi” name in connection with the operation of the Aptiv Business.

(b) Limitations on Use by Delphi Technologies. Delphi Technologies shall not use the Aptiv-Formative Marks in connection with any goods or services related to the Aptiv Business.

(c) Treatment of Shared Trademark Registrations. With respect to applications or registrations for Aptiv-Formative Marks that apply to the goods and services included in both the Aptiv Business and the Delphi Technologies Business, the Parties shall, and shall cause each of the members of their respective Groups to, take such reasonable and permissible actions to cause the legal rights to be separated and allocated according to the intent of Section 2.1.

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Separation and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of the Aptiv Board without the approval of any other Person, including the shareholders of Aptiv, Delphi Technologies or Aptiv. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by Aptiv and Delphi Technologies.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X.

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party.

(b) This Agreement, the Ancillary Agreements and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Aptiv represents on behalf of itself and each other member of the Aptiv Group, and Delphi Technologies represents on behalf of itself and each other member of the Delphi Technologies Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

10.2 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the other Party or the other parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party or party thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4 Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement of any Aptiv Indemnitee or Delphi Technologies Indemnitee in their respective capacities as such, and the provisions of Section 5.1(d) as to directors and officers of Aptiv Group and Delphi Technologies Group: (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of Aptiv or shareholders of Delphi Technologies) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person (including, without limitation, any shareholders of Aptiv or shareholders of Delphi Technologies) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable, and unless otherwise provided thereunder, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Aptiv, to:

Delphi Automotive PLC

5725 Delphi Drive

Troy, MI 48098

Attention: Joseph Massaro, Senior Vice President and Chief

Financial Officer

Facsimile No.: 1.248.813.2648

with a copy (which shall not constitute notice) to:

Delphi Automotive PLC

5725 Delphi Drive

Troy, MI 48098

Attention: David Sherbin, Senior Vice President, General Counsel,

Secretary and Chief Compliance Officer

Facsimile No.: 1.248.813.2491

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Mark D. Gerstein

Attention: Christopher R. Drewry

Facsimile No.: 1.312.993.9767

If to Delphi Technologies, to:

Delphi Technologies PLC

5820 Delphi Drive

Troy, MI 48098

Attention: Liam Butterworth, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Delphi Technologies PLC

5820 Delphi Drive

Troy, MI 48098

Attention: James Harrington, General Counsel

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 Press Release. No later than one (1) Business Day after the Effective Time, Delphi Technologies and Aptiv shall issue a joint press release regarding the consummation of the Separation and Distribution.

10.9 Expenses. Delphi Technologies shall be responsible for paying all costs and expenses incurred in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the Delphi Technologies Financing Arrangements, whether incurred and payable prior to, on or after the Distribution Date, including investment banking, legal, accounting advisory work, loan restructuring and listing-related fees. To the extent such fees were incurred prior to the Distribution Date and paid by Aptiv, Delphi Technologies will reimburse Aptiv for such fees.

10.10 Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law, whichever is less.

10.11 Headings. The article, section and paragraph headings contained in this Agreement or any Ancillary Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and the Ancillary Agreements, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

10.13 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14 Specific Performance. Subject to Article IV, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Separation and the Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the Aptiv Board without the approval of any Person, including Delphi Technologies or Aptiv.

10.16 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

10.17 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

10.18 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of Aptiv or Delphi Technologies, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Aptiv or Delphi Technologies, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Aptiv or Delphi Technologies, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

10.19 Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (other than Sections 3.2(c), 5.5(g) and 5.6(f)), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein.

10.20 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, NEITHER DELPHI TECHNOLOGIES NOR ITS AFFILIATES, ON THE ONE HAND, NOR APTIV NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM).

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

DELPHI AUTOMOTIVE PLC

By:	/s/ Joseph R. Massaro
Name:	Joseph R. Massaro
Its:	Chief Financial Officer and Senior Vice President

Signature Page to Separation and Distribution Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

DELPHI TECHNOLOGIES PLC

By:	/s/ David M. Sherbin
Name:	David M. Sherbin
Its:	Director

Signature Page to Separation and Distribution Agreement